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                                                                    EXHIBIT 99.3
FOR IMMEDIATE RELEASE
For more information, contact:
Michelle Strykowski 415.356.1014
strykowm@fleishman.com

        INTERNET CAPITAL GROUP COMPLETES ITS  ACQUISITION OF INTEREST IN
                                   ECREDIT.COM

    ICG adds credit and financing leader to stable of partner companies; new addition to provide complete infrastructure solutions for
                         e-commerce partner companies
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Wayne, Pa-June 12, 2000-Internet Capital Group (NASDAQ: ICGE), a leading business-to-business e-commerce company, today announced that it has completed the previously announced acquisition of 30% of eCredit.com for 4.66 million shares of Internet Capital Group common stock. eCredit.com is a valuable asset to ICG in both its potential as a market leader, in online financial services, and the critical financial capabilities it brings to ICG's network of partner companies eCredit.com's proprietary assets and growing base of premier customers uniquely position the Company to capture and maintain its leadership position. eCredit.com enables ICG partner companies and other businesses to offer a variety of payment and financing options such as trade credit, leases, loans and other alternatives in an electronic fashion at the point of sale, in order to support the unique requirements of e-commerce. eCredit.com is already utilizing the power of ICG's collaborative network, having formed strategic partnerships with other ICG partner companies. "We've identified financial fulfillment capabilities as a critical value enhancer to the success of digital marketplaces, and eCredit.com as a leading provider of these value-added services," said Ken Fox, managing director at Internet Capital Group. "We're excited to continue to help accelerate the growth of eCredit.com while also enabling our collaborative network of partner companies to benefit from the competitive advantage provided by eCredit.com's services." The eCredit.com Global Financing Networka, a scalable and flexible Internet infrastructure, allows customers and partners to uniquely represent their business processes, and integrate a rich array of information sources and content providers, thereby supporting a large volume of automated transactions. As a result, eCredit.com helps businesses and financial institutions increase their revenues, improve profitability, speed time-to-market, and capitalize on the e-commerce opportunity.

About eCredit.com

eCredit.com is a leading provider of credit, financing and receivables management solutions for business-to-business and business-to-consumer commerce. Its software solutions and services run on the eCredit.com Global Financing Network, an Internet-based platform that connects businesses to financing partners and global information sources in real time at the point-of-sale. eCredit.com is headquartered in Dedham, Mass. For additional information, visit eCredit.com on the Web at www.ecredit.com.

About Internet Capital Group

Internet Capital Group (http:[//www.internetcapital.com/]) is an Internet company actively engaged in business-to-business e-commerce through a network of partner companies. It provides operational assistance, capital support, industry expertise, and a strategic network of business relationships intended to maximize the long-term market potential of more than 65 business-to-business e-commerce partner companies. Headquartered in Wayne, Pa., Internet Capital Group has offices in San Francisco, Boston, Seattle and London.

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